EXECUTION VERSION

Exhibit 10.18

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

JOINT DEVELOPMENT AGREEMENT

Between

Genomatica, Inc.

and

WM Organic Growth, Inc.

THIS AGREEMENT is entered into by and between Genomatica, Inc. (“Genomatica”), a Delaware corporation, and WM Organic Growth, Inc. (“WMOG”), a Delaware corporation, to be effective as of the 1st day of December, 2010 (the “Effective Date”).

In consideration of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1.	Definitions.

Capitalized terms, when used in this Agreement, shall have the following meanings:

1.1. Affiliate. “Affiliate” shall mean any person or entity directly or indirectly controlling, controlled by, or under common control with a Party, and for this purpose, “control,” “controlling” and “controlled by” shall mean the ownership and control of more than fifty percent (50%) of the outstanding voting securities or interest in capital or profits of any person or entity, or the right to direct or control the management or affairs of any person or entity by contract or similar arrangement. Should a Party divest an Affiliate or should an Affiliate cease to satisfy this definition, such Affiliate’s rights and obligations under this Agreement shall be terminated.

1.2. Agreement. “Agreement” shall mean this document and all Exhibits referenced herein and attached hereto, and all Development Plans executed by the Parties under Section 2.2, as may be amended in accordance with the terms hereof.

1.3. Agricultural Residues. “Agricultural Residues” shall mean by-products from the farming or harvesting of agricultural crops or forestry products.

1.4. Background Technology. “Background Technology” shall mean all Intellectual Property first conceived, first designed, first created, first developed, first reduced to practice or otherwise acquired by a Party prior to, or otherwise outside of the course of, the Program, including rights arising in the course of prosecution and maintenance of such Intellectual Property, and which the Party discloses or otherwise provides to the other Party for use in the Program.

1.5. Confidential Information “Confidential Information” shall mean, with respect to a Party hereto, all information, whether in written, electronic or any other form, which is disclosed to or observed by the other Party under this Agreement or was disclosed to or observed by the other Party under the NDA and, in each case, which is or was (A) marked “Confidential”, “Restricted,” or “Proprietary Information” or other similar marking, (B) known by the Parties to be considered confidential or proprietary, or (C) should be known or understood to be confidential or proprietary by an individual exercising reasonable commercial judgment in the circumstances. Confidential Information includes, but is not limited to, information disclosed in connection with the Program, and proprietary information regarding the disclosing Party’s product plans, product designs, product costs, product prices, finances, marketing plans, business opportunities, Personnel, research and development activities, Intellectual Property and pre-release products. The terms and conditions of this Agreement and the existence of this Agreement shall be Confidential Information of both Parties. The Background Technology of WMOG shall be Confidential Information of WMOG, and the Background Technology of Genomatica and the Program Technology shall be Confidential Information of Genomatica. Confidential Information does not include information to the extent that such information: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving Party hereunder; (ii) was previously known to the receiving Party as evidenced by its written records; (iii) is rightly received by the receiving Party from a third Party who is not under an obligation of confidentiality; or (iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

1.6. Development Plan. “Development Plan” shall mean any development plan attached hereto as Exhibit A, and any additional development plan containing the requirements set forth in Section 2.2 and executed by the Parties, in each case as may be amended in accordance with the terms hereof.

1.7. Field. “Field” shall mean the production of […***…] from syngas produced primarily from Waste materials.

1.8. Genomatica Process Technology. “Genomatica Process Technology” shall mean (a) Background Technology that is (i) owned or licensed (with the right to sublicense) by Genomatica and (ii) claims or covers all or part of a Process, including the components (including microorganisms) used in a Process and (b) Program Technology.

1.9. Intellectual Property. “Intellectual Property” shall mean all inventions (whether or not protectable under patent laws), information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, Know-How, ideas (whether or not protectable under trade secret laws), concepts, techniques and all other subject matter protectable under patent, trade secret, or other laws anywhere in the world, including without limitation all new or useful art, combinations, discoveries, formulae, chemical compositions, manufacturing techniques, business methods, technical developments, and designs.

1.10. Know How. “Know How” shall mean all factual knowledge and proprietary information, including Confidential Information and trade secrets, whether or not capable of precise separate description, but which alone or when accumulated confer upon one acquiring it an ability to study, test, produce, manufacture and/or market something which one otherwise would not have known to study, test, produce, manufacture and/or market in the same way.

1.11. NDA. “NDA” shall mean the Non-Disclosure Agreement between the Parties, dated August 4, 2009.

2	***Confidential Treatment Requested

1.12. Parties. “Parties” shall mean each of the parties to this Agreement. “Party” means either party to this Agreement.

1.13. Personnel. “Personnel” shall mean and includes a Party’s directors, officers, employees, agents, auditors, consultants and subcontractors, provided that neither Party shall be considered a subcontractor of the other Party for the purposes of this definition, and, with respect to WMOG, the directors, officers, employees, agents, auditors, consultants and subcontractors of WMOG’s Affiliates shall be considered WMOG’s Personnel.

1.14. Process. “Process” shall mean a microbial fermentation process to produce a chemical from syngas […***…].

1.15. Program. “Program” shall mean the joint development program undertaken by the Parties, as described in Section 2.1.

1.16. Program Technology. “Program Technology” shall mean all Intellectual Property first conceived, first designed, first created, first developed, first reduced to practice or otherwise acquired by a Party during the course of work on the Program or under this Agreement or any Development Plan, including rights arising in the course of prosecution and maintenance of such Intellectual Property, provided that Program Technology does not include any Background Technology.

1.17. Stage. “Stage” shall mean each stage of the Program as described in Exhibit B.

1.18. Territory. “Territory” shall mean North America (including the U.S., Canada and Mexico).

1.19. Waste. “Waste” shall mean municipal solid waste; […***…].

2.	Intent and Purpose of Joint Development.

2.1. Intent and Purpose. This Agreement provides for the funding of a joint program to develop a Process to produce […***…] from syngas sourced primarily from Waste on a commercial scale (the “Program”). Commercialization activities with respect to such Process (including Stages 5 and 6 described in Exhibit B) are specifically excluded from the Program scope under this Agreement, and the milestones, timelines and success payments for Stages 5 and 6 set forth in Exhibit B are not binding on the parties.

2.2. Development Plan. Further details regarding the Program will be provided in the complete Development Plan for each Stage. Development Plans for each of Stages 1 through 4 are attached to this Agreement at Exhibit A. Each Development Plan shall set forth in reasonable detail the equipment, capital, Intellectual Property, and other resources to be required, as well as the anticipated deliverables for each Stage. The Development Plans may include such additional terms and conditions as the Parties may wish to include; provided, however, that such terms do not conflict with the terms of this Agreement. Any changes to the terms of this Agreement must be made pursuant to Section 17.10 herein. In the event of a conflict between the terms of this Agreement and a Development Plan, the terms of this

3	***Confidential Treatment Requested

Agreement shall govern. All fully executed Development Plans shall be deemed to be attached to and incorporated into this Agreement.

2.3. Modifications. The Development Plans may be amended by the Parties in a writing executed by both Parties. During the term of a Development Plan, either Party may propose changes or modifications thereto. In such case, both Parties will timely review any proposed changes, and will identify impacts of such changes on the Development Plan. Any agreed upon changes shall be described in a written amendment to the Development Plan executed by the Parties.

3.	Program Timeline and Milestones.

3.1. Program Timeline and Milestones. The timeline and milestones for each Stage of the Program are set forth in Exhibit B. Stage 1 will begin on the Effective Date and expire [...***...] thereafter. Each subsequent Stage will commence only if the milestone for the prior Stage is achieved within the timeline for such prior Stage as set forth in Exhibit B, and will begin on the day following the last day of the timeline for the previous Stage, provided, however, the timeline for any Stage shall be extended for no more than thirty (30) days upon written notice by Genomatica to WMOG that Genomatica believes it will be able to achieve such milestone within such extension period and will use good faith efforts to do so, or may be extended upon mutual written agreement of the Parties. Genomatica shall provide written notice to WMOG of achievement of the milestone for each Stage, with appropriate supporting documentation.

3.2. Failure to Achieve Milestones. [...***...] prior to the end of each Stage, Genomatica shall provide WMOG with a status update indicating whether, in Genomatica’s good faith judgment, Genomatica believes that the milestone for such Stage will be met within the timeline for such Stage as set forth in Exhibit B. Should Genomatica be unable to achieve the milestone for a Stage within the timeline for such Stage (as may be extended under Section 3.1 or 4.2), WMOG shall have the right to terminate this Agreement immediately by giving Genomatica written notice, such notice to be given no later than thirty (30) days after the last day of the timeline for such Stage (as may be extended under Section 3.1 or 4.2). If WMOG does not terminate within such timeframe, the Parties will mutually agree upon a revised timeline and/or milestone. [...***...]. For clarity, upon termination of this Agreement under this Section 3.2, the subsequent Stage shall not commence and no further Stage costs will accrue.

4.	Scope of Cooperation.

4.1. Performance of Development Plan. During the term of any Development Plan, the Parties will work together in a mutually beneficial and cooperative fashion in order to meet the objectives of the Development Plan. In connection therewith, each Party agrees to use commercially reasonable efforts to perform its responsibilities and to allocate sufficient resources to complete the Program in accordance with the relevant specifications and development schedule, if any, set forth in such Development Plan. For clarity, the failure of a Party to achieve any scientific or technical result contemplated under the Development Plan, including failure of Genomatica to reach any milestone, shall not be a breach of the foregoing so long as such Party uses commercially reasonable efforts to achieve such result, but

4	***Confidential Treatment Requested

Genomatica’s failure to devote the time and efforts of 10 FTEs (as defined and described in Section 6.1 below) to the Program and the Development Plan shall be considered a breach of this Agreement unless otherwise approved in writing by WMOG. To the extent specified in the Development Plan and otherwise permitted under its existing legal and contractual obligations, each Party will use and disclose its Background Technology directly relevant to the Program to the other Party.

4.2. Condition of Performance by Genomatica. To the extent Genomatica’s failure to achieve a milestone within the timeline for any Stage is caused by WMOG’s delay in carrying out its responsibilities under the Development Plan, the timeline shall be extended for a period equivalent to the length of WMOG’s delay. If WMOG’s delay extends more than […***…] days, or if WMOG is unable to carry out its responsibilities under the Development Plan, the Parties will renegotiate WMOG’s responsibilities under the Development Plan and the timeline for the applicable Stage. WMOG’s failure to supply syngas for the Program will not be considered a breach of this Agreement by WMOG.

5.	Exclusivity.

Genomatica agrees not to work with any third party […***…]. WMOG agrees not to work with any third party […***…]. Nothing herein will prevent a Party from working with its Affiliates. For clarification, a Party may work with any third party on programs outside the Field, including programs for the production of […***…] from syngas produced primarily from sources other than Waste materials, for the production of […***…] from sources other than syngas, and/or for the production of chemicals other than […***…] from any source.

6.	Costs and Success Fees.

6.1. Research Costs. WMOG will fund Genomatica’s cost of research for Stages 1-4 over a 4 year period, equivalent to 10 full time equivalents (“FTEs”) annually, up to a total cost of $14,000,000 (based on $350,000/FTE), with payments to be made as set forth in Exhibit B.

6.2. Timing of Payments. The full Stage cost will accrue the first day of a Stage. However, Stage costs will be paid by WMOG in equal installments as set forth in Exhibit B, with the first installment for each Stage to be paid on the first day of the Stage and subsequent installments to be paid each […***…] thereafter, provided, however, the first two (2) installments for Stage 1 shall be made by WMOG no later than […***…], with the third installment payable […***…] thereafter.

6.3. Success Payments and Equity Investment. If Genomatica achieves a milestone for a Stage within the specified timeline for such Stage as set forth in Exhibit B (as may be extended under Section 3.1 or 4.2 or revised under Section 3.2), WMOG will provide the success payment specified for such Stage set forth on Exhibit B within […***…] after written notice from Genomatica of achievement of such milestone as provided in Section 3.1. Genomatica will waive the success payments for Stages 1, 2, 3, and 4 if WMOG or an Affiliate invests at least $8.25M in Genomatica’s Series C1 Preferred Stock Offering (currently anticipated to close in early December, 2010).

5	***Confidential Treatment Requested

7.	Ownership.

7.1. Background Technology. Each Party acknowledges and agrees that, as between the Parties, each Party is and shall remain the sole and exclusive owner of all right, title, and interest in and to its Background Technology, and that this Agreement does not affect such ownership. Each Party acknowledges that it acquires no rights under this Agreement to the other Party’s Background Technology other than the limited rights specifically granted in this Agreement and agrees not to practice the other Party’s Background Technology except as expressly permitted in this Agreement or other written agreement between the Parties.

7.2. Ownership of Program Technology. All Program Technology will be owned by […***…]. The Parties shall use commercially reasonable efforts to promptly disclose and jointly identify all Program Technology during the term this Agreement. […***…] except as expressly permitted in this Agreement or other written agreement between the Parties.

8.	License Grants.

8.1. Program License. Genomatica hereby grants to WMOG a non-exclusive, non-sublicensable (except to WMOG’s Affiliates), royalty free license to use Genomatica’s Background Technology directly relevant to the Program and Program Technology within the Field and Territory solely for purposes of performing WMOG’s obligations under the Program during the term of this Agreement. WMOG hereby grants to Genomatica a non-exclusive, non-sublicensable, royalty free license to use WMOG’s Background Technology directly relevant to the Program within the Field and Territory solely for purposes of performing Genomatica’s obligations under the Program during the term of this Agreement. WMOG reserves all rights under its Background Technology, subject only to the license granted to Genomatica in this Section 8.1, and Genomatica reserves all rights under its Background Technology and the Program Technology, subject only to the license granted to WMOG in this Section 8.1 and any license granted under a Commercialization Agreement entered into pursuant to Section 8.2. If WMOG grants a sublicense of the license under this Section 8.1 to any of its Affiliates, WMOG shall cause its Affiliates to comply with all obligations of WMOG hereunder, including, without limitation, Sections 7.2 and 15; provided that WMOG shall at all times be fully responsible for the performance of such Affiliate.

8.2. Commercialization License. Upon achievement of the milestone for Stage 4 within the timeline for such Stage (as may be extended under Section 3.1 or 4.2, or revised under Section 3.2), WMOG shall have the option to obtain an exclusive license from Genomatica for WMOG and its Affiliates to use the Genomatica Process Technology within the Field and Territory, subject to the terms of a written commercialization agreement agreed upon by the Parties (the “Commercialization Agreement”). WMOG shall have ninety (90) days from its receipt of notice from Genomatica of achievement of the Stage 4 milestone to provide Genomatica with written notice of its intent to exercise its option. Upon WMOG’s providing such notice to Genomatica, the Parties will negotiate the terms of the Commercialization

6	***Confidential Treatment Requested

Agreement in good faith, according to standard chemical process technology licensing models, including substantially the terms set forth on Exhibit C and such other terms as the parties may negotiate in good faith. The license will be [...***...]. Notwithstanding the foregoing, if [...***...] then neither Party will have any further obligation to the other Party under this Section 8.2, subject to WMOG’s right to supply Waste to Genomatica as provided in Section 8.8.

8.3. Right of First Offer.

8.3.1. Outside of the Field. During the term of this Agreement and the periods set forth in this Section 8.3.1 (each a “Right of First Offer Period”), Genomatica grants to WMOG and its Affiliates the exclusive right of first offer on the following transactions (a “Proposed Transaction”): [...***...]. If this Agreement is terminated by WMOG before completion of Stage 2, the exclusive right of first offer shall extend [...***...] after such termination. If this Agreement is terminated by WMOG before completion of Stage 4, the exclusive right of first offer shall extend [...***...] following such termination. If this Agreement is not terminated early, the exclusive right of first offer shall extend [...***...] following expiration of this Agreement.

8.3.2. Within the Field. If this Agreement [...***...], WMOG and its Affiliates shall have the exclusive right of first offer in accordance with this Section 8.3 [...***...], WMOG and its Affiliates shall have the exclusive right of first offer [...***...].

7	***Confidential Treatment Requested

8.3.3. Inapplicability. If this Agreement is terminated by Genomatica, this Section 8.3 and Section 8.4 shall not apply. In no event will the right set forth in this Section 8.3 apply to any sale, transfer or other disposition of all or substantially all of the business or assets of Genomatica, whether effected by merger, consolidation, sale of stock or assets or otherwise.

8.4. Right of First Offer Procedure. If Genomatica proposes to enter into a Proposed Transaction during the Right of First Offer Period with respect to such Proposed Transaction, it shall first give written notice of such Proposed Transaction to WMOG (the “First Offer Notice”). The First Offer Notice shall include (A) [...***...], (B) [...***...], and (C) all other material terms and conditions Genomatica deems appropriate, including timelines. Any change to [...***...] will be considered a new Proposed Transaction, subject to a new First Offer Notice with respect to such Proposed Transaction. [...***...] to enter into the Proposed Transaction with Genomatica, which First Offer shall set forth the terms and conditions under which WMOG is willing to enter into the Proposed Transaction, including WMOG’s acceptance or rejection of the terms and conditions as set forth in the First Offer Notice and any other commercial terms and conditions proposed or required by WMOG. Upon receipt of the First Offer within the First Notice Period, Genomatica may accept the First Offer, negotiate the First Offer with WMOG or, after termination of the First Notice Period, solicit additional proposals for a Proposed Transaction [...***...] and enter into an agreement for such Proposed Transaction with a third party; provided that Genomatica may not enter into an agreement for such Proposed Transaction with a third party unless such agreement is on principal financial terms that are, in the aggregate, more favorable to Genomatica than those set forth in WMOG’s First Offer. If WMOG does not provide a First Offer within the First Notice Period, Genomatica will be free to enter into a Proposed Transaction [...***...]. Notwithstanding the foregoing, if Genomatica fails to enter into an agreement for a Proposed Transaction [...***...], Genomatica may not enter into, solicit or negotiate offers for such Proposed Transaction during the Right of First Offer Period without first complying again in full with the provisions of this Section 8.4, including without limitation, the delivery of a New First Offer Notice to WMOG with respect to the Proposed Transaction.

8.5. Certain Payments to WMOG Outside of the Field.

8.5.1. Activities of Genomatica and its Affiliates. If Genomatica or its Affiliates produce and sell commercially to a third party consumer or distributor [...***...] produced from syngas sourced primarily from coal, natural gas, forestry products or purpose grown crops, Genomatica will pay to WMOG an amount equal to the applicable percentage described below of Net Sales (as defined below) from Genomatica’s and its Affiliates’ sales of [...***...] produced from syngas sourced primarily from coal, natural gas, forestry products or purpose grown crops using the Program Technology, subject to the maximum payment set forth in Section 8.5.3, as applicable. Payments will be made to WMOG within sixty (60) days of the end of the calendar quarter in which such Net Sales are made. In no event will Genomatica make any payment to WMOG under this Section 8.5.1 with respect to the production or commercial sale of [...***...] other than sales by Genomatica and its Affiliates to a third party consumer or distributor of [...***...] produced from syngas sourced primarily from coal, natural gas, forestry products or purpose grown crops using the Program Technology. For purposes of this Section 8.5.1, the applicable percentage of Net Sales

8	***Confidential Treatment Requested

payable to WMOG shall be as follows: (a) if WMOG terminates this Agreement after commencement of Stage 4 and prior to completion of Stage 4: [...***...]; and (b) if Genomatica achieves the milestone for Stage 4: [...***...].

8.5.2. Activities of Third Parties. If Genomatica enters into an agreement, directly or through any Affiliate of Genomatica, that grants to a third party (excluding WMOG or any Affiliate of WMOG or Genomatica) a license or similar right to use the Program Technology to produce for such third party’s or its affiliate’s use, or for sale commercially to a third party consumer or distributor, [...***...] produced from syngas sourced primarily from coal, natural gas, forestry products or purpose grown crops (“Third Party Commercial Agreement”), Genomatica will pay to WMOG an amount equal to the applicable percentage described below of Net Profits (as defined below) under such Third Party Commercial Agreement within sixty (60) days of the end of the calendar quarter in which such Net Profits are received under such Third Party Commercial Agreement. In no event will Genomatica make any payment to WMOG under this Section 8.5.2 with respect to any consideration of any type or kind received by Genomatica or any of its Affiliates under a Third Party Commercial Agreement that is paid in consideration of any transaction other than the license or similar right to use the Program Technology to produce for such third party’s or its Affiliate’s use, or for sale commercially to a third party consumer or distributor, [...***...] produced from syngas sourced primarily from coal, natural gas, forestry products or purpose grown crops. For purposes of this Section 8.5.2, the applicable percentage of Net Profits payable to WMOG shall be as follows: (a) if WMOG terminates this Agreement after commencement of Stage 4 and prior to completion of Stage 4: [...***...]; and (e) if Genomatica achieves the milestone for Stage 4: [...***...].

8.5.3. Maximum Payment. The maximum total payment under Section 8.5.1 and Section 8.5.2 shall be equal to [...***...]; provided that no such maximum shall apply if Genomatica achieves the milestone for Stage 4 and the Parties enter into the Commercialization Agreement.

8.5.4. Inapplicability. If WMOG terminates this Agreement prior to commencement of Stage 4, or this Agreement is terminated by Genomatica prior to commencement of Stage 4, this Section 8.5 and Sections 8.6 and 8.7 shall not apply.

8.6. Calculation of Net Sales and Net Profits.

8.6.1. Net Sales. For purposes of Section 8.5.1, Net Sales shall mean an amount, which shall not be less than zero (0), equal to (a) the total gross amount of sales of [...***...] produced from syngas sourced primarily from [...***...] using the Program Technology less (b) the sum of (i) trade, quantity and cash discounts actually allowed, (ii) credits or allowances given for rejections or returns, billing errors or retroactive price reductions, (iii) [...***...], and (iv) [...***...].

8.6.2. Net Profits. For purposes of Section 8.5.2, Net Profits shall mean any consideration received by Genomatica or any of its Affiliates for the license or similar right to use the Program Technology to produce for the licensee’s or its affiliates’ use, or for sale commercially to a third party consumer or distributor, [...***...] granted under such Third Party Commercial

9	***Confidential Treatment Requested

Agreement after deducting any investment banking, broker, accounting, tax advisor and legal fees paid by Genomatica or its Affiliates in connection with entering into such Third Party Commercial Agreement. For clarity, the Parties agree that the following shall not be included in Net Profits: (a) all amounts paid to Genomatica or any of its Affiliates for research and development activities conducted by Genomatica or any of its Affiliates (including, without limitation, FTE funding and milestone payments tied to research and development) or for the supply of goods or materials by Genomatica or any of its Affiliates, in each case at the cost to Genomatica or its Affiliate for performing such research and development activities or supplying such goods or materials, and (b) amounts paid for debt or equity securities of Genomatica or its Affiliates to the extent of the fair market value of such debt or equity securities as determined by the Board of Directors of Genomatica.

8.6.3. Form of Consideration. All non-cash consideration payable by Genomatica to WMOG pursuant to Section 8.5.2 and 8.6.2 shall be paid by Genomatica to WMOG in the same form as the non-cash consideration received by Genomatica or any of its Affiliates in connection with the Third Party Commercial Agreement and shall be subject to any obligations or restrictions with respect to such non-cash consideration as received by Genomatica or any of its Affiliates. To the extent the form of consideration is legally or practically unable to be transferred to WMOG, the fair market value of the non-cash consideration received by Genomatica or any of its Affiliates will be used to calculate the amount payable to Genomatica under Sections 8.5.2 and 8.6.2.

8.7. Audit Rights. Genomatica will keep true and accurate records in connection with the activities covered by Section 8.5, including, without limitation, all records relating to Genomatica’s computation of Net Sales and Net Profits and the amounts due WMOG under Section 8.5, for at least three (3) years following the period in which such activities take place. WMOG’s independent auditors will be given access to Genomatica’s relevant records, which will be made available by Genomatica, at no charge to WMOG, at its principal business address during reasonable business hours upon fourteen (14) days written notice by WMOG, for the purpose of auditing the records and verifying that Genomatica complied with the requirements of Section 8.5. WMOG may only conduct one (1) audit per year. In the event the audit reveals a discrepancy between the amounts due WMOG and the amounts actually paid by Genomatica, the amount of the discrepancy shall be paid to WMOG within [...***...] following Genomatica’s receipt of the audit report. The audit shall be conducted at WMOG’s expense, provided, however, if the audit reveals a discrepancy in excess of [...***...] of the amount due WMOG for any one-year period, all out-of-pocket expenses of WMOG (including without limitation fees of its accountants) in conducting such audit shall be borne by Genomatica.

8.8. Right to Supply Feedstock in the Field in the Territory. In the event that (i) WMOG terminates this Agreement prior to completion of Stage 4, (ii) WMOG does not exercise its option under Section 8.2, (iii) the Parties are unable to reach agreement and enter into the Commercialization Agreement under Section 8.2 or (iv) the exclusive license under the Commercialization Agreement becomes non-exclusive, then if either (a) Genomatica or its Affiliates produce [...***...] within the Field and the Territory using the Program Technology or (b) Genomatica enters into an agreement, directly or through any Affiliate of Genomatica, that grants to a third party (excluding WMOG or any Affiliate of WMOG or Genomatica) a license or similar right to use the Program Technology to produce [...***...] within the Field and Territory (“In-Field Commercial Agreement”), WMOG or its Affiliates will have the right to supply to Genomatica, its Affiliates and any such third party, Waste material for use as feedstock to produce [...***...] within the Field and the Territory. If this Agreement is terminated by Genomatica, this Section 8.8 shall not apply. Simultaneously with the execution of this Agreement, Genomatica and WMOG’s Affiliate, Waste Management National Services, Inc. (“WM”), will enter into a Supply Rights Agreement regarding the supply to Genomatica, its Affiliates and third parties to In-Field Commercial Agreements of Waste material for use as feedstock to produce [...***...] within the Field and Territory. As a condition to Genomatica entering into an In-

10	***Confidential Treatment Requested

Field Commercial Agreement, the third party to such agreement must be added as a party to the Supply Rights Agreement, as may be amended with respect to such third party upon mutual agreement of WM, WMOG and the third party.

9.	Infringement Impacting Exclusivity.

In the event either Party becomes aware of an infringement of Genomatica Process Technology in the Field in the Territory, it will notify the other Party in writing to that effect and shall provide evidence to support an allegation of infringement. WMOG may request that Genomatica undertake to directly enforce any issued patents included in the Genomatica Process Technology in the Territory against the alleged infringer. If WMOG then holds an exclusive license under the Commercialization Agreement, and Genomatica does not, in cooperation with WMOG, undertake to pursue such alleged infringement within a reasonable period following notice of alleged infringement, WMOG shall be entitled to enforce such patents in the name of Genomatica and WMOG as it pertains to such infringement in the Field and in the Territory, at its own expense, and in such case shall be entitled to retain any proceeds from the successful prosecution or settlement of such action as it pertains to the Field and the Territory. Genomatica shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Genomatica agrees to be joined as a party in any lawsuit brought by WMOG under this Section.

10.	Program Management Responsibilities.

Each of the Parties agrees to appoint and keep in place during the term of this Agreement a Program Manager. The Program Managers will (i) be the central point of contact for all matters arising under this Agreement with respect to the Program; (ii) monitor the progress of and communicate regularly regarding the status of the Program; (iii) review and propose amendments to the Development Plans, as necessary; and (iv) participate in quarterly meetings to review the overall progress of the Program contemplated hereunder and to provide overall supervision and oversight. The meetings will be held via telephone or in person at alternating locations, as the Parties shall determine. The Program Managers for the Parties shall be following individuals or their respective designated successors:

WMOG Program Manager:	Tim Cesarek

Genomatica Program Manager:	Mark Burk

11.	Escalation and Dispute Resolution

11.1. Escalation/Informal Dispute Resolution. Both Parties agree to use all commercially reasonable efforts to work out issues that arise in connection with the performance of this Agreement and any Development Plan and the negotiations of the Commercialization License. In the event that a dispute arises between the Parties under this Agreement or any Development Plan (each a “Dispute”), the matter shall first be escalated to the Program Managers in an attempt to settle such Dispute through consultation and negotiation in good faith. If the Program Managers are unable to resolve the Dispute within [...***...], each Party shall appoint an additional senior executive to serve with the Program Managers as a committee for resolution of the Dispute, which committee shall further attempt to settle such Dispute through consultation and negotiation in good faith. If the above procedures have not resulted in a mutually acceptable resolution of the issue within [...***...] of the Dispute first being addressed by the Program Managers, either Party may seek resolution of the Dispute through binding arbitration pursuant to Section 11.2 below.

11	***Confidential Treatment Requested

11.2. Arbitration. The Parties stipulate and agree that if they are unable to resolve any Dispute as contemplated by Section 11.1 hereof, then such Dispute shall be resolved by final and binding arbitration conducted in [...***...] by a panel of three (3) arbitrators in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect. Following notice of a Party’s election to require arbitration, each Party shall within thirty (30) days select and identify in writing to the other Party one (1) arbitrator, and those two (2) arbitrators shall within thirty (30) days thereafter select a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator within thirty (30) days, the AAA shall within thirty (30) days thereafter select such third arbitrator. Discovery as permitted by the Federal Rules of Civil Procedure then in effect shall be allowed in connection with arbitration to the extent consistent with the purpose of the arbitration and as allowed by the arbitrators. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of the state having jurisdiction may require or allow. The fact that arbitration is or may be allowed shall not impair the exercise of any termination rights under this Agreement.

11.3. Exceptions to Arbitration. The only circumstance in which Disputes between the Parties will not be subject to the provisions of Sections 11.1 and 11.2 above is where a Party makes a good faith determination that a breach of the terms of the Agreement or Development Plan is such that damage resulting from the breach will be so immediate, irreparable, severe, or otherwise incapable of adequate redress that a temporary restraining order or other immediate injunctive relief is the only adequate remedy for such breach.

11.4. Continued Performance. Except where prevented from doing so by the matter in dispute, the Parties agree to continue performing their obligations under this Agreement while any good faith Dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

12.	Term of Agreement.

12.1. Term and Termination of the Agreement. The term of this Agreement shall commence upon the Effective Date and, unless earlier terminated under Section 3.2 or Section 12.2, which are the sole grounds for early termination of this Agreement, continue in effect until four (4) years from the Effective Date, provided that if the timeline for completion of any Stage is extended under Section 3.1 or 4.2 or revised under Section 3.2, the term of this Agreement shall be extended for an equivalent period.

12.2. Termination of the Agreement. This Agreement may be terminated as set forth in Section 3.2 and in the following circumstances:

12.2.1. By a Party upon thirty (30) days prior written notice to the other Party if such other Party breaches any material obligation provided hereunder and the breaching Party fails to cure such breach within such thirty (30) day period following the notice specifying the nature of the default. The right to terminate this Agreement shall be in addition to any other rights or remedies that may be available to the non-breaching Party at law or equity as a result of such breach.

12.2.2. By a Party, without liability, by providing a notice of termination to the other Party within thirty (30) days of notice of a Change of Control of such other Party, which termination shall be effective upon closing of such Change of Control. For purposes of this

12	***Confidential Treatment Requested

Section, a “Change of Control” of a Party occurs upon: (a) the closing of a merger or other business combination or transaction that results in any person, directly or indirectly, acquiring beneficial ownership of more than 50% of such Party’s then outstanding shares of voting capital stock, excluding any such transaction principally for bona fide equity financing purposes, or (b) the closing of a sale of all or substantially all of the assets of such Party to a person in one transaction or in a series of related transactions, excluding any transaction described in clause (a) or (b) in which, immediately after the consummation of such transaction, the holders of voting capital stock of such Party (or such Party’s ultimate parent entity) immediately prior to such transaction beneficially own, directly or indirectly, (including through one or more Affiliates) more than 50% of the outstanding voting capital stock of the surviving entity (or the parent of such surviving entity) in such transaction. Each Party must give the other no less than thirty (30) days’ prior notice of any Change in Control of such Party.

12.2.3. By a Party upon written notice to the other Party in the event of the Insolvency of such other Party. For purposes of this Section only, “Insolvency” of a Party shall exist if a Party: (i) becomes the subject of a voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation proceeding, which proceeding continues without being dismissed for a period of at least thirty (30) days; (ii) makes an assignment for the benefit of creditors, consents to the appointment of a conservator or receiver or liquidator in any bankruptcy, insolvency or similar proceeding; or (iii) admits in writing its inability to generally pay debts when due, makes an assignment for the benefit of creditors, or voluntarily suspends its payment obligations.

12.2.4. By WMOG upon ninety (90) days prior written notice to Genomatica if any claims [...***...] are allowed, which allowed claim(s) do not recite (i) [...***...] or (ii) another claim limitation, acceptable to WMOG in its reasonable discretion, which would enable the practice of the Program Technology without infringement of the allowed claim(s) of the [...***...], unless prior to the effective date of such termination, (A) Genomatica has obtained a license to the [...***...] to practice the inventions claimed in the [...***...] in the Field and Territory or (B) Genomatica replaces or modifies the Program Technology in a manner, acceptable to WMOG in its reasonable discretion, which would enable the practice of the Program Technology without infringement of the allowed claim(s) of the [...***...]. If WMOG terminates this Agreement pursuant to this Section 12.2.4, it shall not be obligated to pay any milestone achieved on or after the written notice of termination, or to move to the next Stage, unless and until an event described in clause (A) or (B) occurs prior the effective date of such termination or WMOG otherwise waives such notice of termination in writing. The Parties agree that all communications between the Parties concerning the infringement or non-infringement of a claim in a [...***...] or patent shall be subject to and protected by a common interest attorney-client privilege.

13.	Survival of Provisions.

The following provisions of this Agreement shall survive termination or expiration of this Agreement: Section 5 (Exclusivity) (only for one year following expiration or termination as provided in Section 5); Section 7 (Ownership); Section 8.2 (Commercialization License) (unless this Agreement is terminated prior to achievement of the milestone for Stage 4); Sections 8.3 (Right of First Offer) and 8.4 (Right of First Offer Procedure) (only for the applicable Right of First Offer Period); Sections 8.5 (Certain Payments to WMOG Outside of the Field), 8.6 (Calculation of Net

13	***Confidential Treatment Requested

Sales and Net Profits) and 8.7 (Audit Rights); Section 8.8 (Right to Supply Feedstock in the Field in the Territory) (for the term of the Supply Rights Agreement); Section 11 (Escalation and Dispute Resolution); Section 13 (Survival Provisions); Section 14 (Limitation of Liability and Damages); Section 15 (Confidentiality); Section 16 (Representations and Warranties); and Section 17 (Miscellaneous).

14.	Limitation of Liability and Damages.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ITS AFFILIATES FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT INCLUDING NEGLIGENCE, BY STATUTE OR UNDER ANY QUASI-CONTRACTUAL THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitations of liability and damages will not apply and nothing in this Agreement shall affect either Party’s liability: (i) for any damages caused by the intentional or grossly negligent acts or omissions of such Party; (ii) for breach of any confidentiality obligation specified herein; or (iii) to the extent prohibited by applicable law.

15.	Confidentiality.

15.1. Nondisclosure. Each Party hereby agrees that during the term of this Agreement and for a period of [...***...] thereafter it shall not commercialize or disclose the other Party’s Confidential Information to any person or entity, except to its own Personnel having a need to know such Confidential Information for purposes of the Program, provided each Party shall have entered into non-disclosure agreements with its Personnel having obligations of confidentiality as strict as those herein prior to disclosure to such Personnel. Each Party agrees that it will not use or permit its Personnel to use any Confidential Information for purposes other than in connection with performance of its duties or exercise of its rights under this Agreement. Each Party shall use at least the same degree of care in safeguarding the other Party’s Confidential Information as it uses in safeguarding its own Confidential Information, but in no event shall a Party use less than reasonable diligence and care. Notwithstanding the foregoing, (a) each Party may disclose the existence and terms of this Agreement to third parties in connection with due diligence or similar investigations by such third parties, provided that any such third party is (i) bound to maintain the confidentiality of this Agreement and its terms in a manner consistent with this Section 15 and (ii) prohibited from using this Agreement or its terms for any purpose beyond the due diligence or similar investigation, and (b) each Party may disclose Confidential Information of the other Party pursuant to a requirement or request of a governmental agency, pursuant to the rules of any recognized stock exchange or quotation system, or pursuant to a court or administrative subpoena, order or other such legal process or requirement of law; provided, however, that it shall use commercially reasonable efforts to: (i) first notify the other of such request or requirement, unless such notice is prohibited by statute, rule or court order; (ii) attempt to obtain the other Party’s consent to such disclosure; and (iii) in the event consent is not given, agree to allow the disclosing Party to file a motion to quash, or take a similar procedural step to frustrate the production or publication of information. Nothing herein shall require either Party to fail to honor a subpoena, court or administrative order or requirement on a timely basis. Each Party shall cooperate with the other in an effort to limit the nature and scope of any required disclosure of Confidential Information and the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure to the extent practicable under the circumstances, provided that, if the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be

14	***Confidential Treatment Requested

limited to the minimum required, as determined by the disclosing Party in consultation with its legal counsel.

15.2. Return or Destruction of Confidential Information. Upon written demand by the disclosing Party, the receiving Party shall: (i) cease using the Confidential Information, (ii) return the Confidential Information and all copies, notes or extracts thereof to the disclosing Party within seven (7) days of receipt of demand; and (iii) upon request of the disclosing Party, certify in writing that the receiving Party has complied with the obligations set forth in this paragraph.

15.3. Equitable Remedies. Notwithstanding any arbitration obligations set forth in this Agreement, each Party acknowledges and agrees that the other Party’s remedies at law for breach or threatened breach of any of the provisions of this Section 15 would be inadequate and, in recognition of that fact, in the event of any such breach or threatened breach, it is agreed that, in addition to other remedies to which it may be entitled, the other Party will be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction without the necessity of posting bond, or any other equitable remedy which may then be available; provided, that nothing herein contained will be construed as prohibiting the non-breaching Party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from such breaching Party.

15.4. Independent Development and Residuals. The terms of confidentiality under this Agreement shall not be construed to limit either Party’s right to develop independently or acquire products without use of the other Party’s Confidential Information. The disclosing Party acknowledges that the receiving Party may currently or in the future be developing information internally, or receiving information from other Parties, that is similar to the Confidential Information. Accordingly, except as provided in this Agreement, neither Party shall be prohibited from developing or having developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information provided that the receiving Party does not use the Confidential Information of the disclosing Party or otherwise violate any of its obligations under this Agreement in connection with such development. Further, subject to the other restrictions and limitations contained in this Agreement, the residuals resulting from access to or work with such Confidential Information shall not be considered a breach of the confidentiality obligations contained in this Agreement. The term “residuals” means non-specific information in non-tangible form, which may be retained by persons who have had access to the Confidential Information in accordance with the terms of this Agreement, including general ideas, concepts, know-how or techniques contained therein. Neither Party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals.

15.5. NDA. The terms of this Section 15 shall supersede the NDA as of the Effective Date of this Agreement.

16.	Representations and Warranties.

16.1. Genomatica’s Representations and Warranties. Genomatica represents and warrants to WMOG as follows: (a) Genomatica owns or possesses the necessary rights, title and licenses necessary to perform its obligations hereunder or believes it can acquire the foregoing on reasonable terms; and (b) each of its Personnel performing any work under this Agreement will have entered into a written invention assignment agreement requiring each such individual to assign to Genomatica all right title and interest in and to any Intellectual Property first conceived of, or reduced to practice by, such individual during the term of their employment or engagement.

16.2. WMOG’s Representations and Warranties. WMOG represents and warrants to Genomatica as follows: (a) WMOG owns or possesses the necessary rights, title and licenses necessary to perform its obligations hereunder; and (b) each of its Personnel performing any work under this Agreement will have entered into a written Invention assignment agreement requiring each such individual to assign to WMOG all right title and interest in and to any Intellectual Property first conceived of, or reduced to practice by, such individual during the term of their employment or engagement.

16.3. DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, TO THE FULLEST EXTENT PERMITTED BY LAW, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NONINFRINGEMENT. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH REGARD TO THE SUCCESS OF THE PROGRAM OR THE USEFULNESS OF ANY BACKGROUND TECHNOLOGY OR PROGRAM TECHNOLOGY.

17.	Miscellaneous.

17.1. No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Genomatica, WMOG and WMOG’s Affiliates any rights, remedies or other benefits under or by reason of this Agreement

17.2. Force Majeure. Neither Party shall be responsible for delays in performing or from failing to perform its obligations under this Agreement (other than any obligation to make payments when due) to the extent the delays or failures result from causes beyond the reasonable control of the Party, and which the Party could not have prevented using commercially reasonable measures, including, but not limited to, acts of God or of the public enemy, U.S. or foreign governmental actions, labor shortages or strikes, communications or utility interruption or failure, fire, earthquake, flood, epidemic, and freight embargoes.

17.3. Governing Law. This Agreement shall be construed according to, and the rights of the Parties shall be governed by, the laws of the State of New York, without reference to its conflict of laws rules.

17.4. Independent Contractor Status. WMOG and Genomatica agree that they shall each perform their duties under this Agreement as an independent contractor. Personnel employed or retained by each Party who perform duties related to this Agreement shall remain under the supervision, management, and control of such Party. Except as expressly set forth herein, neither Party shall have any right or authority to create any obligation, warranty, representation or responsibility, whether express or implied, on behalf of the other Party in any manner whatsoever without the expressed written consent of the other Party. Each Party shall be solely responsible for the compensation of all Personnel who perform any activities on their behalf pursuant to this Agreement or any Development Plan.

17.5. Notices. Any written notice or demand required by this Agreement shall be sent by registered or certified mail, personal delivery, overnight commercial carrier, or facsimile. If hand delivered, the notice will be effective upon delivery. If by facsimile, the notice will be effective when sent. If sent by overnight carrier, the notice will be effective the day after deposit. If mailed, the notice will be effective five (5) business days after being deposited with the United States Postal Service by certified mail, return receipt requested. In each case the notice shall be addressed appropriately to the intended recipient, as follows:

Genomatica:	Genomatica, Inc.
10520 Wateridge Circle
San Diego, CA 92121
Telephone: (858) 824-1771
Facsimile: (858) 824-1772
Attention: Chief Technology Officer
With a copy to:
Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121-1909
Telephone: (858) 550-6013
Facsimile: (858) 550-6420
Attention: Tom Coll
Kay Chandler

WMOG:	WM Organic Growth, Inc.
1001 Fannin St., Suite 4000
Houston, TX 77002
Telephone: (713) 394-2181
Facsimile: (866) 404-9532
Attention: Vice President/Director of Business Development
With a copy to General Counsel at the same address and at the following facsimile number: (713) 209-9710
With a copy to:
Stinson Morrison Hecker LLP
1201 Walnut, Suite 2900
Kansas City, MO 64106
Telephone: (816) 842-8600
Facsimile: (816) 691-3495
Attention: Jack Bowling
Andrea Sellers

Any Party may change the address at which it receives notices by giving written notice to the other Party in the manner prescribed by this Section 17.5.

17.6. Entire Agreement. This Agreement sets forth the entire agreement between the Parties with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either Party to the other with respect to the subject matter of this Agreement, except as referenced herein.

17.7. Assignment. This Agreement shall be binding upon the Parties and their respective successors, representatives and permitted assigns. Except as set forth herein, neither Party may assign this Agreement or its rights and obligations contained herein, nor may either Party delegate its duties herein, except upon receipt of the other Party’s written approval, not to be unreasonably withheld or delayed; provided, however, that a Party may, without the other Party’s consent, assign this Agreement or its rights and obligations contained herein, or delegate its duties herein, to (i) a successor in interest to all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, or (ii) any Affiliate, provided that such third party successor in interest or Affiliate can reasonably assume all of the obligations of such Party under this Agreement, but nothing in this Section 17.7 restricts the Parties’ right to terminate this Agreement under Section 12.2.2. Notwithstanding the foregoing, Genomatica may not assign this Agreement or its rights and obligations contained herein, or delegate its duties herein, to a successor in interest or Affiliate that is a competitor of WMOG without WMOG’s written approval, which may be withheld in WMOG’s discretion., and for purposes of this provision, a competitor of WMOG shall mean an entity that derives at least 60% of its revenue from a combination of one or more of Waste collection, transport, disposal and treatment, as measured for the most recently completed four (4) fiscal quarters prior to the date of such assignment or delegation by Genomatica. Exemplary competitors, include, but are not limited to Republic Services, Inc. and Waste Connections, Inc. Any attempted assignment or delegation without the prior written consent required by this Section 17.7 shall be void and ineffective.

17.8. Severability. If any of the provisions of this Agreement are found or deemed by a court to be invalid or unenforceable, they shall be enforced to the maximum extent permissible under applicable law, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

17.9. Waiver. Neither Party shall by mere lapse of time without giving notice or taking other action hereunder be deemed to have waived any breach by the other Party of any of the provisions of this Agreement. The waiver by either Party of a particular breach of this Agreement by the other Party shall not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions of this Agreement.

17.10. Amendment. This Agreement and the Development Plans may be amended only by a subsequent written agreement signed by both Parties which specifically identifies itself as a written amendment to this Agreement or a Development Plan.

17.11. Counterparts. This Agreement may be executed in two (2) or more counterparts and all counterparts so executed shall for all purposes constitute one agreement, binding on all Parties. Signature pages may be delivered by facsimile or other electronic means.

[Remainder of page intentionally left blank]

The Parties represent, by the signatures below, that this Agreement has been executed by their duly authorized representatives to be effective as of the Effective Date.

WM Organic Growth, Inc.	Genomatica, Inc.

By: /s/ illegible	By: /s/ William Baum

Title: President	Title: Executive Chairman

Date:	Date: 12/10/10

[Signature page for Joint Development Agreement]

DEVELOPMENT PLAN

SYNGAS TO [...***...]

EXHIBIT A

Development Plan

Waste-Derived Syngas to [...***...]

September 2010

Genomatica and Waste Management have outlined a 4-stage program for developing and commercializing a bioprocess for converting waste-derived syngas to [...***...]. This document details the R&D and engineering tasks, milestones, timelines, and resources necessary to advance this program from the proof-of-concept stage to commercial-scale development. Specifically, the first three stages of R&D covering [...***...] are aimed at developing a platform microorganism that efficiently utilizes [...***...] syngas for the production of [...***...]. Stages 1-3 of this program encompass:

    [...***...]

    [...***...]

    [...***...]

    [...***...]

Stage 4 involves […***…]. Stage 4 will entail:

    [...***...]

CONFIDENTIAL
1	***Confidential Treatment Requested

DEVELOPMENT PLAN

SYNGAS TO [...***...]

[...***...]

CONFIDENTIAL
2	***Confidential Treatment Requested

DEVELOPMENT PLAN

SYNGAS TO [...***...]

[...***...]

CONFIDENTIAL
3	***Confidential Treatment Requested

DEVELOPMENT PLAN

SYNGAS TO [...***...]

The effort will substantially leverage Genomatica’s intellectual property and technology platform for metabolic engineering, which integrates proprietary best-in-class computational modeling with state-of-the-art experimentation and process engineering.

[...***...]

CONFIDENTIAL
4	***Confidential Treatment Requested

DEVELOPMENT PLAN

SYNGAS TO [...***...]

[...***...]

Stages of Genomatica/Waste Management Syngas Program

Stage	Milestone	Timeline

[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]

This document details the timelines, tasks, and resources required to hit all [...***...] where process design engineering packages will be completed as a prelude to process scale-up.

Stage 1-3 Objectives

CONFIDENTIAL
5	***Confidential Treatment Requested

DEVELOPMENT PLAN

SYNGAS TO [...***...]

[...***...]

Stage 1-3 Tasks and Timelines

Detailed timelines are outlined below for the [...***...]

CONFIDENTIAL
6	***Confidential Treatment Requested

DEVELOPMENT PLAN

SYNGAS TO [...***...]

[...***...]

Stage 1-3 Milestones

A detailed set of major milestones and program deliverables are shown in the matrix below, along with projected dates for completion. Major program milestones are highlighted and are linked to the timeline figure shown above.

CONFIDENTIAL
7	***Confidential Treatment Requested

[…***…]

Stage 1-3 Resources

[…***…]

Stage 4 Objectives: […***…]

8	***Confidential Treatment Requested

[...***...]

Stage 4: Tasks, Timelines, and Milestones

[...***...]

9	***Confidential Treatment Requested

[...***...]

10	***Confidential Treatment Requested

[...***...]

11	***Confidential Treatment Requested

Stage 4 Resources

[...***...].

Intellectual Property

[...***...]

12	***Confidential Treatment Requested

EXHIBIT B

Program Milestones, Timeline, Stage Costs and Success Payments

Stage	Milestone	Timeline(1)	Stage Cost	Success Payment
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

(1)	[...***...] is subject to any changes mutually agreed upon in writing by the Parties.
(2)	The first month of Stage 1 is intended to allow a ramp-up for hiring of Personnel.
(3)	The Stage Costs for each of Stages 1 and 2 will be paid in three equal installments.
(4)	The Stage Cost for Stage 3 will be paid in four equal installments.
(5)	The Stage Cost for Stage 4 will be paid in six equal installments.

1	***Confidential Treatment Requested

EXHIBIT C

Terms for Inclusion in Commercialization License

- Development plans for Stages [...***...] of the Program, including [...***...]

-Timing regarding the [...***...]

-Timing regarding [...***...]

-Revenue sharing structure for [...***...]

-The revenue sharing structure for [...***...]

-Royalties payable to [...***...]

-The total royalty due for [...***...]

-The full production cost of a [...***...]

-An example of the revenue sharing structure, using placeholder values for illustration, is attached at Exhibit D.

-At the time the revenue sharing structure is negotiated, [...***...]

1	***Confidential Treatment Requested

[...***...]

2	***Confidential Treatment Requested

EXHIBIT D

Sample Revenue Sharing Structure

[…***…]

***Confidential Treatment Requested